Exhibit (a)(22)

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

CERTIFICATE OF NOTICE

FIRST: Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation (the "Corporation"), certifies that:

SECOND: There has been a change to facts ascertainable outside of the charter (the "Charter") of the Corporation within the meaning of Section 2-105(b) of the Maryland General Corporation Law (the "MGCL") relating to the Auction Market Preferred Stock ("AMPS").

THIRD: The change to the facts ascertainable outside of the Charter is as set forth below:

On June 7, 2006, the Board of Directors of the Corporation determined, in accordance with its powers under Article SIXTH, Section 1(b) of the Charter, that it is in the best interests of the Corporation to modify certain of the definitions contained in Article SIXTH, Section 1(a) of the Charter in order to clarify the meanings of those terms and to reflect changes to the identities of the Fund's service providers or the way particular service providers are described. Accordingly:

1. The terms listed below shall now be deemed to have the definitions set forth below in their entirety:

"'AA' Composite Commercial Paper Rate," on any Valuation Date, means (i) the Interest Equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's, or the equivalent of such rating by another nationally recognized rating agency or any Substitute Rating Agency, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date, or (ii) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the Interest Equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted to the Auction Agent on a discount basis or otherwise by the Commercial Paper Dealers for the close of business on the Business Day immediately preceding such date. If any Commercial Paper Dealer does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Corporation to provide such rate or rates not being supplied by the Commercial Paper Dealer. If the number of Dividend Period Days shall be (i) 7 or more but fewer than 49 days, such rate shall be the Interest Equivalent on the 30-day rate on such commercial paper; (ii) 49 or more but fewer than 70 days, such rate shall be the Interest Equivalent of the 60-day rate on such commercial paper; (iii) 70 or more days but fewer than 85 days, such rate shall be the arithmetic average of the Interest Equivalent on the 60-day and 90-day rates on such commercial paper; (iv) 85 or more days but fewer than 99 days, such rate shall be the Interest Equivalent of the 90-day rate on such commercial paper; (v) 99 or more days but fewer then 120 days, such rate shall be the arithmetic average of the Interest Equivalent of the 90-day and 120-day rates on such commercial paper; (vi) 120 or more days but fewer than 141 days, such rate shall be the Interest Equivalent of the 120-day rate on such commercial paper; (vii) 141 or more days but fewer than 162 days, such rate shall be the arithmetic average of the Interest Equivalent of the 120-day and 180-day rates on such commercial paper; and (viii) 162 or more days but fewer than 183 days, such rate shall be the Interest Equivalent of the 180-day rate on such commercial paper.

"Administrator" shall mean Aberdeen Asset Management Inc. or any successor administrator to the Corporation who acts in such capacity.

"AMPS Basic Maintenance Amount" means, as of any Valuation Date, the dollar amount equal to the sum of (i) the product of the number of shares of AMPS Outstanding on such Valuation Date multiplied by the sum of (A) $25,000 and (B) any applicable redemption premium attributable to the designation of a Premium Call Period; (ii) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each share of AMPS Outstanding, in each case, to (but not including) the end of the current Dividend Period that follows such Valuation Date; (iii) the aggregate Projected Dividend Amount; (iv) the aggregate principal amount of any then-outstanding indebtedness of the Corporation for money borrowed; (v) the amount of anticipated expenses of the Corporation for the 90 days subsequent to such Valuation Date; (vi) the aggregate amount of termination values (equivalent to the present value of future cash flows over the remaining life of the contract) or each AMPS Interest Rate Swap then in effect; and (vii) the greater of $50,000 or the Corporation's current liabilities as of such Valuation Date not otherwise reflected in any of (i) through (vi) above.

"AMPS Basic Maintenance Report" means a report executed by the Corporation with respect to the valuation (in U.S. dollars) of the Eligible Portfolio Property, as described in paragraph 7(b) of this Article Sixth; provided, that all or any portion of any such report may be prepared by the Custodian, Aberdeen Asset Management Limited, the Administrator and/or Aberdeen Asset Management Asia Limited; provided further that such AMPS Basic Maintenance Report may be delivered to the Auction Agent and the Rating Agencies in summary form, however, the Corporation shall retain a copy of the full AMPS Basic Maintenance Report in its files and make such report available to its Independent Accountants and the Rating Agencies upon their request.

"AMPS Interest Rate Swap" means a contractual agreement whereby the Corporation contracts with an Eligible AMPS Interest Rate Swap Counterparty to engage, for a period of time not to exceed five years, in an interest rate swap with a notional value of up to 100% of the value of the aggregate liquidation preference of all of the AMPS (in any and all series) Outstanding at the time the interest rate swap commences. The Corporation may not enter into an AMPS Interest Rate Swap if, once the transaction has been consummated, the total of all outstanding AMPS Interest Rate Swaps have a notional value of more than 100% of the aggregate liquidation preference of all of the AMPS (in any and all series) then Outstanding. If the Corporation fails to maintain the AMPS Basic Maintenance Amount (as required by paragraph 7 hereof) as of each Valuation Date, and will not be able to cure such failure by the AMPS Basic Maintenance Cure Date, the Corporation must terminate any then-outstanding AMPS Interest Rate Swaps by the close of business on the AMPS Basic Maintenance Cure Date. If any of the shares of AMPS are redeemed by the Corporation for any reason other than the failure to maintain the AMPS Basic Maintenance Amount, the Corporation must terminate a portion of the then outstanding AMPS Interest Rate Swaps in the amount necessary to assure that the total of all outstanding AMPS Interest Rate Swaps have a notional value of not more than 100% of the aggregate liquidation preference of all of the AMPS (in any and all series) Outstanding following the redemption of AMPS. Assets segregated or earmarked by the Corporation to cover the AMPS Interest Rate Swaps may not be included in the determination of Eligible Portfolio Property.

"Eligible AMPS Interest Rate Swap Counterparty" means (i) with respect to S&P, a counterparty with at least an A- long-term rating from S&P, provided, however, that any counterparty with a long-term rating from S&P of A or below must also have a short-term rating from S&P of at least A-1; and further provided that a counterparty shall be deemed to have any higher long-term or short-term rating(s) assigned by S&P to any guarantor(s) of the counterparty's obligations under a swap agreement; and (ii) with respect to Moody's, a counterparty with at least an A3 long-term rating from Moody's. In the event that an Eligible AMPS Interest Rate Swap Counterparty's ratings are downgraded below the respective levels set forth in the previous sentence, the counterparty will cease to be an Eligible AMPS Interest Rate Swap Counterparty and the counterparty must be replaced promptly. In the event that an Eligible AMPS Interest Rate Swap Counterparty terminates a swap early for reasons related to its rating status (other than a downgrade), the counterparty will cease to be an Eligible AMPS Interest Rate Swap Counterparty and the counterparty must be replaced promptly.

"Eligible Portfolio Property" means Australian Bank Bills, Australian Currency, Australian Convertible or Exchangeable Eurobonds, Australian Eurobonds, Australian Government Securities, Australian Semi-Government Securities, Cash, New Zealand Government Securities, U.S. Government Obligations, Repurchase Agreements, Brady Bonds, Asian Yankee Bonds, AMPS Interest Rate Swaps (to the extent they are "in the money"), Short Term Money Market Instruments, FNMA Certificates, FHLMC Certificates, FHLMC Multifamily Securities, GNMA Certificates, and GNMA Graduated Payment Securities and, if the calculation is being made for S&P, Australian Corporate Bonds; provided, (i) if the determination is being made by Moody's, (x) that no more than 20% in the aggregate of the total Discounted Value of Eligible Portfolio Property shall consist of Australian Government and/or Australian Semi-Government Securities with a current outstanding issue size less than A$150,000,000 and/or New Zealand Government Securities with a current outstanding issue size less than NZ$150,000,000; and (y) not more than 10% in the aggregate of the total Discounted Value of Eligible Portfolio Property shall consist of Australian Semi-Government Securities described under item 12 of such definition and (ii) if the determination is being made for S&P, (x) that no Australian Government Securities or Australian Semi-Government Securities contained in Eligible Portfolio Property shall have a current outstanding issue size less than A$10,000,000 (as determined on each Quarterly Surprise Valuation Date); (y) that no New Zealand Government Securities contained in Eligible Portfolio Property shall have a current outstanding issue size less than NZ$10,000,000 (as determined on each Quarterly Surprise Valuation Date); and (z) that not more than 10% in the aggregate of the total Discounted Value of the Eligible Portfolio Property shall consist of Australian Semi-Government Securities issued by any single issuer (except that in the case of New South Wales Treasury Corporation, such percentage shall be 25%) and that not more than 20% in the aggregate of the total Market Value of the Eligible Portfolio Property shall consist of Australian Semi-Government Securities guaranteed by any single state (except that in the case of each of Victoria and New South Wales, such percentage shall be 25%). Notwithstanding the above, no asset that is then segregated to cover an AMPS Interest Rate Swap may be deemed to be Eligible Portfolio Property. The Board of Directors shall have the authority to specify from time to time other assets as Eligible Portfolio Property if the Rating Agencies advise the Corporation in writing that the specification will not adversely affect their respective then-current ratings of the AMPS; it being understood that the components of Eligible Portfolio Property may differ between or among the Rating Agencies.

"Independent Accountant" means a nationally recognized accountant, or firm of accountants, that is, with respect to the Corporation, an independent registered public accountant or firm of independent registered public accountants under the Securities Act of 1933, as amended.

"Investment Manager" means Aberdeen Asset Management Asia Limited or any successor manager to the Corporation who acts in such capacity in conformance with Section 15 of the Investment Company Act.

"Moody's" means Moody's Investors Service, Inc. or its successors. Any specific references to Moody's or requirements imposed by Moody's shall only apply for so long as Moody's provides a rating with respect to the AMPS.

"Non-Payment Period Rate" means, initially, 300% of the applicable Reference Rate provided that the Board of Directors of the Corporation shall have the authority to adjust, modify, alter or change from time to time the initial Non-Payment Period Rate if the Board of Directors of the Corporation determines and the Rating Agencies then rating the AMPS advise the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect their then-current ratings on the AMPS.

"Pricing Service" shall mean any of FT Interactive, Reuters Information Services, Inc., Telerate Systems, Inc., Bloomberg L.P. or any other pricing service designated by the Board of Directors of the Corporation provided the Corporation obtains written assurance from the Rating Agencies then rating the AMPS that such designation will not impair the rating then assigned by the respective Rating Agency to the AMPS.

"Rating" means a rating assigned by a Rating Agency to a particular security or to a particular issuer; provided, however, in the case of S&P, a particular unrated security will be deemed to have received the rating S&P has assigned to a rated debt security if S&P shall have received a letter from the President, Vice President, or Treasurer of the Corporation certifying that the unrated issue is identical to the rated issue in respect of (i) its terms, (ii) its ranking, (iii) its issuer and (iv) guarantees and any other support mechanisms provided by the issuer or any third party to enhance the credit of the rated security.

"Rating Agency" or "Rating Agencies" means Moody's and S&P or any Successor Rating Agency so long as such rating agency is then rating the AMPS.

"S&P" means Standard & Poor's Rating Group or its successors. Any specific references to S&P or requirements imposed by S&P shall only apply for so long as S&P provides a rating with respect to the AMPS.

"Short Term Money Market Instruments" means the following kinds of instruments, if on the date of purchase or other acquisition by the Corporation of such instrument the remaining term to maturity thereof is not more than 30 days:

(a) demand deposits in, certificates of deposit of, (in the case of S&P only) bankers' acceptances issued by, and standby letters of credit or other similar instruments issued by, any depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") or the Savings Association Insurance Fund, administered by the FDIC, provided that, at the time of the Corporation's investment therein, the commercial paper or other unsecured short term debt obligations of such depository institution are rated Prime-1 by Moody's and A-1+ by S&P and are issued by institutions whose long term debt obligations are rated at least A2 by Moody's; and

(b) commercial paper rated at the time of the Corporation's investment therein Prime-1 by Moody's and A-1+ by S&P and issued by institutions whose long term debt obligations are rated at least A-2 by Moody's; provided, however, that in the case of Moody's such commercial paper must have a maturity of 270 days or less.

2. The following row (and related footnote) shall now be deemed to be included in the definition of "Discount Factor:"

AMPS Interest Rate Swaps:
<= 100% liquidation value of outstanding AMPS	<= 5 years	(13)	1.0526(14)

(13) With respect to Moody's, the discount factors below will be applied based on the current rating of the Eligible AMPS Interest Rate Swap Counterparty and the remaining term of the AMPS Interest Rate Swap, in each case to the extent the AMPS Interest Rate Swap is "in the money" based on the then-current marked to market valuation of the AMPS Interest Rate Swap provided by the Eligible AMPS Interest Rate Swap Counterparty.

Term to Maturity	Aaa	Aa	A
1 year or less	1.09	1.12	1.15
1-2 years	1.15	1.18	1.22
2-3 years	1.20	1.23	1.27
3-4 years	1.26	1.29	1.33
4-5 years	1.32	1.35	1.39

To the extent that the AMPS Interest Rate Swap is "out of the money," 100% of the Market Value of the AMPS Interest Rate Swap will be deemed a current liability of the Corporation for purposes of calculating the AMPS Basic Maintenance Amount and will not be included in Eligible Portfolio Property. If the AMPS Interest Rate Swap pays interest in other than U.S. dollars the applicable Moody's currency conversion rate must also be applied.

All references to the defined terms identified above in the Charter will henceforth be interpreted in accordance with this Board determination. The terms of the AMPS and the rights of the beneficial owners of the AMPS are not changed by this Certificate of Notice.

FOURTH: This Certificate of Notice is being filed at the election of the Corporation pursuant to Section 1-207.1 of the MGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be executed in its name and on its behalf by its Vice President and attested by its Secretary and Assistant Treasurer this 14th day of August, 2006.
ATTEST:	ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

/s/ Alan Goodson	By: /s/ Beverley Hendry
Alan Goodson	Beverley Hendry
Secretary and Assistant Treasurer	Vice President